Exhibit 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES APPROVAL
OF STOCK REPURCHASE PROGRAM

Shreveport, La. – September 14, 2012 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL) announced today that it has substantially completed its repurchase program announced in February 2012, and that its Board of Directors approved the commencement of a new stock repurchase program.  The new repurchase program provides for the repurchase of up to an additional 275,000 shares, or approximately 10.0% of the Company’s outstanding common stock after the completion of the prior repurchase program.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors. As of the date hereof, the Company has repurchased 246,210 shares at an average price per share of $15.03.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

CONTACT:	Daniel R. Herndon President and Chief Executive Officer James R. Barlow Executive Vice President and Chief Operating Officer (318) 222-1145